Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Chief Corp Communications and Investor Relations Officer 650-433-3247 | julie.dewey@nevro.com

Nevro Reports First Quarter 2023 Financial Results, Provides Second Quarter Guidance and Reiterates Full-Year 2023 Guidance

REDWOOD CITY, California – April 26, 2023 – Nevro Corp. (NYSE: NVRO), a global medical device company that is delivering comprehensive, life-changing solutions for the treatment of chronic pain, today reported its first quarter 2023 financial results. The company also provided second quarter guidance and reiterated its full-year 2023 guidance.

Recent Business Highlights and Guidance

•
First Quarter 2023 Worldwide Revenue of $96.3 Million Grew 10% As Reported and 11% Constant Currency Compared to First Quarter 2022
•
Painful Diabetic Neuropathy (PDN) Indication Sales of Approximately $15.6 Million Grew 160% Compared to First Quarter 2022
•
First Quarter 2023 U.S. Trial Procedures Increased 9% Compared to First Quarter 2022, while U.S. PDN Trial Procedures Represented 19% of Total U.S. Trials in the Quarter
•
First Quarter 2023 Net Loss from Operations of $36.3 Million; First Quarter 2023 Non-GAAP Adjusted EBITDA Loss of $17.1 Million
•
Kevin Thornal Appointed Nevro’s New Chief Executive Officer and President; D. Keith Grossman Appointed Executive Chairman
•
Initiated Full Launch of HFX iQ™ Spinal Cord Stimulation System in the U.S., the First Powered by Artificial Intelligence
•
Provides Second Quarter 2023 Revenue Guidance of $110 Million to $112 Million; Reiterates Full-Year 2023 Revenue Guidance of $445 Million to $455 Million, or 10% to 12% Constant Currency Growth Over 2022; Full-Year Guidance Includes PDN Indication Sales of Approximately $75 Million to $85 Million, or 56% to 77% Growth Over 2022
•
Provides Second Quarter of 2023 Non-GAAP Adjusted EBITDA Guidance of Negative $4 Million to Negative $5 Million; Reiterates Full-Year 2023 Non-GAAP Adjusted EBITDA Guidance of Negative $5 Million to Negative $10 Million

First Quarter 2023 Financial Overview

Worldwide revenue for the first quarter of 2023 was $96.3 million, an increase of 10% as reported and 11% on a constant currency basis, compared to $87.8 million in the first quarter of 2022. PDN indication sales represented approximately $15.6 million and 16% of worldwide permanent implant procedures in the first quarter of 2023.

U.S. revenue in the first quarter of 2023 was $82.3 million, reflecting growth of 12% over $73.2 million in the first quarter of 2022. U.S. permanent implant procedures increased 19% compared to first quarter of 2022, while U.S. trial procedures increased 9% compared to first quarter of 2022. U.S. PDN trial procedures represented approximately 19% of total U.S. trial volume and grew approximately 88% over the first quarter of 2022.

International revenue in the first quarter of 2023 was $14.0 million, compared to $14.6 million in the first quarter of 2022, a decrease of 4% as reported or an increase of 1% on a constant currency basis.

“We continued to move our business forward in the first quarter, as evidenced by trial activity that improved throughout the quarter, as well as ongoing improvement in permanent implant volumes,” said D. Keith Grossman, Executive Chairman of Nevro. “I’m very pleased with the progress that we’ve made over the last few years, and believe that the company is stronger and better positioned for attractive growth and leverage going forward, particularly as the core SCS market returns to growth throughout this year and next.”

“Our PDN progress with referring clinicians, payers and clinical societies continues to move at a brisk pace, and we are looking forward to further developing this exciting growth platform,” stated Kevin Thornal, Nevro’s CEO and President. “We also initiated the full market launch of our new HFX iQ system, the first powered by artificial intelligence and the only SCS system that gets smarter over time by learning from patient responses. My top priority will be to build on the progress the company has made, driving growth and taking advantage of the meaningful leverage opportunities we have to drive toward profitability and deliver shareholder value.”

Gross profit for the first quarter of 2023 was $64.6 million, compared to $59.1 million in the first quarter of 2022. Gross margin was 67.1% in the first quarter of 2023, compared to 67.3% in the first quarter of 2022. “The full market release of the HFX iQ system continues to progress well, and the company anticipates a meaningful shift in mix to the HFX iQ product throughout 2023, which combined with the ramp-up of our Costa Rica facility, is expected to benefit gross margin beginning in the fourth quarter of this year,” added Rod MacLeod, Chief Financial Officer.

Operating expenses for the first quarter of 2023 were $100.9 million, compared to $91.9 million in the first quarter of 2022. The increase in operating expenses was primarily related to personnel-related costs and travel, conference and meeting expenses. Litigation-related legal expenses were $3.8 million for the first quarter of 2023, compared to $3.7 million in the first quarter of 2022.

Net loss from operations for the first quarter of 2023 was $36.3 million, compared to a loss of $32.8 million in the first quarter of 2022. Non-GAAP adjusted EBITDA for the first quarter of 2023 was a loss of $17.1 million, compared to loss of $14.1 million in the first quarter of 2022. Non-GAAP adjusted EBITDA excludes interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization, as well as litigation-related expenses, certain litigation charges and credits and other adjustments such as restructuring charges. Please see the financial table below for GAAP to non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $341.8 million as of March 31, 2023, a decrease of $32.6 million from December 31, 2022. This decrease was driven by customarily higher first quarter outflows.

Second Quarter and Full-Year 2023 Guidance

The company’s guidance assumes the full year of 2023 will see steady improvement in provider capacity impacted by healthcare facility staffing challenges as well as no changes in macro-economic factors that would materially impact a patient’s willingness or ability to seek elective care.

Nevro expects second quarter of 2023 worldwide revenue of approximately $110 million to $112 million, or growth of 6% to 8% over prior year on a constant currency basis.

The company expects second quarter of 2023 non-GAAP adjusted EBITDA to be a loss of approximately $4 million to $5 million. Non-GAAP adjusted EBITDA excludes interest, taxes, and non-cash items such as

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stock-based compensation and depreciation and amortization, as well as litigation-related expenses, certain litigation charges and credits and other adjustments such as restructuring charges. Please see financial tables for GAAP to non-GAAP reconciliations.

The company continues to expect full-year 2023 worldwide revenue of approximately $445 million to $455 million, an increase of 10% to 12% over prior year on both an as reported and constant currency basis. This full-year 2023 guidance includes approximately $75 million to $85 million of PDN indication sales, an increase of 56% to 77% over prior year.

The company continues to expect full-year 2023 non-GAAP adjusted EBITDA to be a loss of approximately $5 million to $10 million, which compares to a non-GAAP adjusted EBITDA loss of $23.8 million in 2022. Please see financial tables for GAAP to non-GAAP reconciliations.

An investor presentation for the company’s first quarter 2023 financial results is available in the “Investors” section of Nevro’s website at www.nevro.com.

Webcast and Conference Call Information

As previously announced, Nevro management will host a conference call starting at 1:30 pm PT / 4:30 pm ET today. Investors interested in listening to the call may do so by dialing (888) 330-2443 in the U.S. or +1 (240) 789-2728 internationally, using Conference ID: 3583097. A live webcast, as well as an archived recording, will also be available in the “Investors” section of Nevro’s website at: www.nevro.com.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com. The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy™, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 100,000 patients globally. Nevro’s comprehensive HFX™ spinal cord stimulation (SCS) platform includes a Senza SCS system and support services for the treatment of chronic pain of the trunk and limb and painful diabetic neuropathy.

Senza®, Senza II®, Senza Omnia™, and HFX iQ™ are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy™. Nevro’s unique support services provide every patient with an HFX Coach™ throughout their pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, 10 kHz Therapy, HFX, the HFX logo, HFX iQ, the HFX iQ logo, HFX Algorithm, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp. Patents covering Senza HFX iQ and other Nevro products are listed at Nevro.com/patents.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

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In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our second quarter and full-year 2023 financial guidance, including our expectations for PDN indication sales in 2023; our expectation that the gradual overall trend of SCS market recovery will continue throughout 2023; our belief that the company is stronger and better positioned for attractive growth and leverage going forward; our expectation that the core SCS market returns to growth throughout this year and next; and the expectation that there will be a meaningful shift in mix to the HFX iQ product throughout 2023, which combined with the ramp-up of our Costa Rica facility, will benefit gross margin beginning in the fourth quarter of this year. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 21, 2023, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Nevro's operating results for the first quarter ended March 31, 2023 are not necessarily indicative of our operating results for any future periods.

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Nevro Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2023	2022
	(unaudited)
Revenue	$96,327	$87,842
Cost of revenue	31,703	28,750
Gross profit	64,624	59,092
Operating expenses:
Research and development	14,755	12,536
Sales, general and administrative	86,192	79,325
Total operating expenses	100,947	91,861
Loss from operations	(36,323)	(32,769)
Other income (expense):
Interest income (expense), net	1,665	(1,460)
Other income (expense), net	(46)	85
Loss before income taxes	(34,704)	(34,144)
Provision for income taxes	325	181
Net loss	(35,029)	(34,325)
Changes in foreign currency translation adjustment	506	(192)
Changes in unrealized gains (losses) on short-term investments	587	(1,021)
Net change in other comprehensive loss	1,093	(1,213)
Comprehensive loss	$(33,936)	$(35,538)
Net loss per share, basic and diluted	$(0.98)	$(0.98)
Weighted average shares used to compute net loss per share	35,584,685	35,073,862

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Nevro Corp.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$64,227	$120,373
Short-term investments	277,539	254,012
Accounts receivable, net	65,725	78,930
Inventories, net	113,293	99,638
Prepaid expenses and other current assets	14,673	9,984
Total current assets	535,457	562,937
Property and equipment, net	22,911	22,271
Operating lease assets	12,341	13,430
Other assets	3,109	3,164
Restricted cash	606	606
Total assets	$574,424	$602,408
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$29,229	$26,849
Accrued liabilities and other	45,690	52,363
Total current liabilities	74,919	79,212
Long-term debt	187,175	186,867
Long-term operating lease liabilities	8,945	10,296
Other long-term liabilities	2,157	2,157
Total liabilities	273,196	278,532
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized; 36,376,936 and 36,203,423 shares issued at March 31, 2023 and December 31, 2022, respectively; 35,694,020 and 35,520,507 shares outstanding at March 31, 2023 and December 31, 2022, respectively	36	35
Additional paid-in capital	945,419	934,132
Accumulated other comprehensive loss	(2,001)	(3,094)
Accumulated deficit	(642,226)	(607,197)
Total stockholders’ equity	301,228	323,876
Total liabilities and stockholders’ equity	$574,424	$602,408

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Nevro Corp.

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended
	March 31,
	2023	2022
	(unaudited)
GAAP Net Loss	$(35,029)	$(34,325)
Non-GAAP Adjustments:
Interest (income) expense, net	(1,665)	1,460
Provision for income taxes	325	181
Depreciation and amortization	1,582	1,536
Stock-based compensation expense	13,560	13,408
Litigation-related expenses	3,754	3,676
Restructuring charges	332	—
Adjusted EBITDA	$(17,141)	$(14,064)

Reconciliation of guidance:

	Three Months Ended		Year Ended
	June 30, 2023		December 31, 2023
	(Low Case)	(High Case)	(Low Case)	(High Case)

GAAP Net Loss	$(23,800)	$(22,800)	$(86,000)	$(81,000)
Non-GAAP Adjustments	18,800	18,800	76,000	76,000
Adjusted EBITDA	$(5,000)	$(4,000)	$(10,000)	$(5,000)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating non-GAAP Adjusted EBITDA, the company further adjusts for the following items:

•
Stock-based compensation expense – The company excludes non-cash costs related to the company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the company.
•
Litigation-related expenses – The company excludes legal and professional fees as well as charges and credits associated with certain legal matters, which management considers not related to the underlying operating performance of the business.
•
Restructuring charges – The company excludes charges incurred as a direct result of restructuring programs, such as salaries and other compensation-related expenses.

Full-year guidance excludes the impact of foreign currency fluctuations.

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The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Amounts may not add due to rounding.

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